DATED 15th December 1995

PRO-BEL LIMITED

- and -

G. M. PITMAN

SERVICE AGREEMENT

Charles Russell

Killowen House

Bayshill Road

Cheltenham

Gloucestershire

GL50 3AW

THIS AGREEMENT is made the fifteenth day of December One thousand nine hundred and ninety-five BETWEEN PRO-BEL LIMITED whose registered office is at 22 Manor Road, South Hinksey, Oxford (hereinafter called "the Company") of the one part and Graham Michael Pitman of Whitehaven, Norton Rd, Reading (hereinafter called "the Executive") of the other part.

WHEREBY IT IS AGREED as follows:

1. Definitions

In this Agreement

"the Board" means the Board of Directors from time to time of the Company present at a duly convened and quorate meeting of the Directors or of a committee of the Directors duly appointed for the purpose in question

"Group Company" means a company which is from time to time a subsidiary or a holding company (as those expressions are defined by Section 736 of the Companies Act 1985) of the Company or a subsidiary (other than the Company) of a holding company of the Company

2. Appointment

2.1 The Company shall employ the Executive and the Executive shall serve the Company as Operations Director or in such other capacity of the like status as the Board may require and during his employment hereunder the Executive shall perform the duties and exercise the powers and functions (not being duties inappropriate to his senior status) in relation to the business of the company or any Group Company which may from time to time be vested in or assigned to him by the Board and shall comply with all reasonable directions from time to time given to him by the Board and with all rules and regulations from time to time laid down by the Company concerning its employees

2.2 In the performance of his duties hereunder the Executive shall be required to work principally at the present location of the principal office of the Company or any Group Company but the Board shall be entitled to require the Executive to perform some or all of his duties hereunder at another location or locations provided that in such an event the Board shall cause the Company to pay such compensation to the Executive for any relocation or additional travelling expenses incurred by the Executive as the Board shall consider to be fair and appropriate in the circumstances.

3. Term

The employment hereunder shall continue subject as hereinafter provided for the period from the date of this Agreement until determined by either

3.1 the Company giving to the Executive not less than two years' notice in writing

3.2 the Executive giving to the Company not less than six month's notice in writing

3.3 the Executive attaining normal retirement age

4. Executive's Obligations

4.1 The Executive shall carry out his duties in a proper and efficient manner and shall during the continuance of his employment hereunder well and faithfully serve the Company and use his best endeavours to promote the interests of the Company and of any Group Company

4.2 Unless otherwise directed by the Board or prevented by ill-health accident or other incapacity and except during holiday permitted by this Agreement the Executive shall during the continuance of his employment hereunder devote his full working time attention and abilities to carrying out his duties hereunder subject to obtaining consent pursuant to clause 4.3 below to any specific activities

4.3 The Executive shall not without the prior written consent of the Board such consent not to be unreasonably withheld during the continuance of his employment hereunder engage or be concerned or interested directly or indirectly in any other business whatsoever provided that nothing in this Clause 4.3 shall preclude the Executive from holding or acquiring as an investment shares or other securities of any company which are listed on any recognised Stock Exchange unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or a Group Company and in any case so long as such holding does not exceed 3% of the class of securities concerned

4.4 The Executive's normal working hours shall be 9.00 a.m. to 5.30 p.m. Monday to Friday inclusive but in addition the Executive shall work during such hours as may be necessary properly to fulfil his duties hereunder to the satisfaction of the Board

4.5 During the continuance of his employment hereunder the Executive shall travel to such places (whether in or outside the United Kingdom) and in such manner and on such occasions as the Board may from time to time reasonably require

5. Remuneration

5.1 The Executive shall be paid by way of remuneration for his services during the continuance of his employment hereunder a salary at the rate of British Pounds Sterling 56,000 per annum (which shall be deemed to accrue from day to day and shall be reviewed annually) payable in arrear by equal monthly instalments on the last day of each month

5.2 Notwithstanding anything to the contrary in the Articles of Association of the Company or any Group Company the salary described in 5.1 above shall be deemed to be inclusive of any fees to which the Executive may be entitled as a Director of the company or any Group Company and the Executive shall effectually waive his right to any such fee

5.3 The Executive shall be entitled to be paid such bonuses or additional remuneration (if any) as the Board may from time to time determine but so that the Executive shall not be entitled to any such bonus or additional remuneration as of right and so that the Company may at any time discontinue the payment of any such bonus or additional remuneration it may in fact pay unless it has expressly bound itself in writing not to do so

6. Expenses

In accordance with the terms of such expenses policy as may be generally applicable and authorised by the Board the Company shall reimburse to the Executive all reasonable travelling hotel entertainment and other out of pocket expenses which he may from time to time incur in the exercise of his duties hereunder provided that the Board shall be entitled to such evidence of expenditure as it may reasonably require

7. Car

7.1 During the continuance of the employment of the Executive hereunder the Company shall provide for the use of the Executive (subject to his being fully qualified to drive) a motor car appropriate to his responsibilities and position in the Company

7.2 The Company shall bear the cost of maintaining licensing insuring testing and repairing the said motor car and shall reimburse the Executive all running expenses of the car

7.3 The Executive shall take good care of the car and procure that the provisions and conditions of any Policy of insurance relating to it are observed and shall return the car and its keys to the Company's registered office (or to such other address as the Company may notify to the Executive for that purpose) immediately upon the termination of his employment hereunder

8. Pension Rights and Other Benefits

8.1 The Executive may join the Company's non-contributory Pension Scheme as soon as he is eligible under the rules of the Scheme for the time being in force particulars whereof may be obtained from the Secretary of the Company

8.2 The employment hereunder is not contracted out of the State Earnings Related Pension Scheme.

8.3 The Executive may wish to take out his own personal pension scheme which, in appropriate circumstances, will be able to contract out of the State Earnings Related Pension Scheme. The Executive is recommended to consult a reputable pensions adviser before taking out his own scheme.

8.4 The Company provides a non-contributory Staff Life Assurance Scheme for employees who are eligible under the rules of the Scheme in force from time to time particulars whereof may be obtained from the Secretary of the Company

8.5 The Executive will be eligible to join the Company's medical insurance scheme on the commencement of employment hereunder subject to the production of a satisfactory health record and his spouse and children under 21 (or under 24 if in full-time education) will be included in the scheme after he has completed one year's service. All contributions are paid by the Company. Cover will be provided at a level not lower than Private Patients Plan Band C at the date of this Agreement

9. Holidays

9.1 In addition to Bank and other Public Holidays under the Laws of England the Executive shall be entitled to a minimum of four weeks paid holiday in each holiday year during the continuance of this Agreement which holiday shall be taken at such time or times as may be agreed between the Executive and the Board. The Company's holiday year runs from 1st February to 31st January in each year

9.2 The Executive may not without the consent of the Board carry unused periods of holiday entitlement from one such holiday year into the succeeding holiday year

9.3 In the holiday year during which the employment hereunder commences (and in the holiday year in which the employment hereunder terminates for any reason) the Executive shall be entitled in respect of such holiday year to such proportion of the period of paid holiday set out in Clause 9.1 above as shall correspond to the proportion that the length of the period of the Executive's employment hereunder in such holiday year bears to the total length of such holiday year except (in the case of termination of the employment hereunder) in so far as the Executive has already taken as long a (or a longer) period of paid holiday when the Company shall be entitled to make a proportionate deduction from the Executive's remuneration in respect of such excess

9.4.1 The period of holiday to which the Executive is entitled in each holiday year shall be increased after the completion of five years continuous employment with the Company or any Group Company as follows:

In the sixth year of continuous employment 22 days holiday

In the seventh year 23 days holiday

In the eighth year 24 days holiday

In the ninth and subsequent years 25 days holiday

9.4.2 At the discretion of the Executive any entitlement to additional days holiday pursuant to 9.4.1 above may be commuted for additional salary at the rate per day payable hereunder at the relevant time provided that any such election for commutation is made in writing by the Executive and delivered to the Secretary of the Company during or not later than 30 days after the expiry of the holiday year in respect of which the election is made

10. Sickness Incapacity or Injury

10.1 If the Executive shall be prevented by ill health accident or other incapacity from properly performing his duties hereunder (and he shall if required by the Board furnish it with evidence satisfactory to it of such incapacity) the Company shall pay to the Executive his full salary hereunder in respect of the first ninety-one days (whether consecutive or not) of his incapacity in any three hundred and sixty-five day period and if the incapacity shall continue thereafter no salary shall be payable to the Executive in respect of any further period PROVIDED THAT

10.1.1 whilst the Executive is entitled to e paid his full salary there shall be deducted therefrom any amount of income benefit which the Executive is entitled to claim in consequence of such incapacity or by virtue of any sickness and/or accident benefit and/or permanent health scheme operated by the Company except insofar as any such payments represent reimbursement of medical or nursing fees or expenses incurred by the Executive

10.1.2 in the event of the Executive suffering a long illness the Board will review the position regularly and consider whether it would be in the best interests of the Company to continue payments of salary (whether at the full or any reduced rate) after the expiry of the said ninety-one day period but any such additional payment shall be without prejudice to the Company's right to terminate the employment hereunder pursuant to clause 10.3 below

10.2 Any payment made to the Executive in respect of a day of incapacity for work shall go towards discharging any liability of the Company to pay statutory sick pay to the Executive in respect of that day and any statutory sick pay paid to the Executive in respect of any such day shall go toward discharging the liability of the company to make any contractual payment to the Executive in respect of that day

10.3 If the Executive shall be so incapacitated for more than one hundred and twenty-two days (whether consecutive or not) in any period of three hundred and sixty-five days then the Company may by not less than one months notice in writing to the Executive terminate the Executive's employment hereunder and the Executive shall have no claim for damages or otherwise against the Company in respect of such termination

10.4 The Executive shall at the expense of the Company submit at such times as shall be requested by the Company to a medical examination by a registered medical practitioner nominated by the Company and shall authorise such medical practitioner to disclose to the Company the results of the examination and the matters which arise from it

11. Intellectual Property Rights

11.1 It shall be part of the normal duties of the Executive at all times to consider in what manner and by what new methods or devices the products services processes equipment or systems of the Company or any Group Company with which he is involved might be improved and promptly to give to the Board full details of any invention or improvement which he may from time to time make or discover in the course of his duties and to further the interests of the Company's undertakings with regard thereto and subject to any contrary provisions of the Patents Act 1977 (as amended by the Copyright Designs and Patents Act 1988) where applicable the Company shall be entitled free of charge to the sole ownership of any such invention or improvement and so far as the law permits to the exclusive use thereof

11.2 Subject as aforesaid the Executive shall forthwith and from time to time both during his employment hereunder and thereafter at the request and cost of the Company apply for and execute and do all such documents acts and things as may in the opinion of the Board be necessary or conducive to obtain letters patent or protection of any other sort whatsoever for any such invention or improvement in any part of the world and to vest such letters patent or other protection in the Company or its nominee and the Executive hereby irrevocably authorises the Company for the purpose aforesaid to make use of the name of the Executive and to sign and do anything on his behalf (or where permissible to obtain the patent or other protection in its own name or in that of its nominee) and the Executive shall not knowingly do anything to imperil the validity of any such patent or protection or any application therefor but on the contrary shall at the cost of the Company render all possible assistance to the Company both in obtaining and maintaining such patent or other protection and the Executive shall not either during the continuance of his employment hereunder or thereafter exploit or assist others to exploit any such invention or improvement or (unless the same shall have become public knowledge) make public or disclose any such invention or improvement or give any information in respect thereof except to the Company or as it may direct

12. Directorship

12.1 The removal of the Executive from the office of Director of the Company or the failure of the Company in general meeting to re-elect the Executive as a Director of the Company if under the Articles of Association for the time being of the Company he shall be obliged to retire by rotation or otherwise shall determine his employment under this Agreement without the necessity for any notice and such determination shall be deemed to be a breach by the Company of this Agreement unless at the time of such removal or such failure to re-elect the Company was entitled to determine his employment under this Agreement under the provisions of Clause 13 below

12.2 The Executive shall not during the continuance of his employment hereunder resign office as a Director of the Company or do anything which would cause him to be disqualified from continuing to act as such a Director

13. Termination

13.1 The Company may summarily terminate the Executive's employment hereunder without prior notice so that the Executive shall have no claim for damages or otherwise against the Company in respect of such termination but without prejudice to any other remedy which the Company may have against the Executive) if the Executive shall:-

(1) become bankrupt or make any composition or enter into any Deed or arrangement with his creditors; or

(2) be convicted of any criminal offence (other than an offence under Road Traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment for 3 months or more is imposed); or

(3) intentionally commit any act of dishonesty; or

(4) be guilty of any serious misconduct relating to the discharge of his duties hereunder or materially affecting the discharge of such duties; or

(5) be guilty of any serious neglect in the discharge of his duties hereunder or commit any wilful or persistent breach of any of the provisions of this Agreement (other than by reason of such incapacity as is referred to in Clause 10 above); or

(6) (if he is a Director) become prohibited by law from being a Director

13.2 Any delay or forbearance by the Company in exercising any such right of determination shall not constitute a waiver of such right

13.3 In order to investigate a complaint against the Executive of misconduct the Board is entitled to suspend the Executive on full pay for as long as may be necessary to carry out a proper investigation and hold a disciplinary hearing

14. Reconstruction or Amalgamation

In the event of the Company going into voluntary liquidation for the purpose of amalgamation or reconstruction or transferring the whole or any substantial part of its undertaking to any other company the Executive shall not by reason thereof or by reason of any termination of his employment hereunder arising or resulting therefrom have any claim for damages or otherwise for termination of his employment hereunder if the Executive shall be offered employment on terms no less favourable than those contained in this Agreement by any company succeeding to the whole or any part of the business or undertaking of the Company

15. Consequences of Termination

Upon termination of the employment of the Executive hereunder for any reason whatsoever the Executive shall:-

(1) upon the request of the Company resign from office as a Director of the company and from all other offices held by him in any Group Company and if the Executive fails to do so, the Company is authorised to appoint a person to sign such resignations and deliver them to the Board; and

(2) immediately deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or come into his possession in the course of his employment by the company and the Executive shall not be entitled to and shall not retain any copies thereof

16. Non-solicitation of Employees

16.1 In this Clause and in Clause 17 below the following words shall bear the following respective meanings:-

"Group Business" means a business or businesses of the Company or any Group Company with which the Executive was involved at any time or times during the period of two years prior to the date of the termination of his employment under this Agreement

"Restricted Capacity" means either alone or jointly with or as principal partner agent director employee or consultant of or for any other person firm or company

"Restricted Purpose" means the purpose of competing directly or indirectly with any Group Business

16.2 The Executive shall not without the written consent of the Board (such consent only to be withheld so far as may reasonably be necessary to protect the interests of the Company and any Group Company) during the period of two years after the date of the termination of the employment of the Executive for any reason whatsoever under this Agreement in any Restricted Capacity solicit the allegiance or services or endeavour to entice away from allegiance to or service of the Company or any Group Company any person who during the whole or part of the two years prior to the date of termination of the employment of the Executive with the Company under this Agreement shall have been employed or engaged by or on behalf of the Company or any Group Company in an executive managerial or skilled operational capacity and who was so employed or engaged at the date of termination of the employment of the Executive hereunder or would but for any such solicitation or enticement as aforesaid have been so employed or engaged

17. Non-Solicitation of Customers and Others

The Executive shall not without the written consent of the Board (such consent only to be withheld so far as may reasonably be necessary to protect the interests of the company and any Group Company) during the period of nine months after the termination of the employment of the Executive under this Agreement for any reason whatsoever in any Restricted Capacity solicit or deal with or in any way interfere with or disrupt for a Restricted Purpose the custom of or trading arrangements of the Company or any Group Company with any person firm or corporation who within the period of two years prior to such termination shall have been:-

(1) a client or customer of the Company or such Group Company; or

(2) a supplier distributor or agent of or otherwise in the habit of dealing in any capacity whatsoever with the Company or such other Group Company;

18. Confidential Information

18.1 In this clause "Confidential Information" includes all information which is of a confidential nature and of value to the Company including without limitation secrets of the design of the products of the Company or any Group Company;

secret manufacturing processes of the Company or any group Company;

secret business methods of the Company or any Group Company;

confidential lists and particulars of the suppliers or customers of the Company or any Group Company;

information provided t the Company or any Group Company by any person firm or company in circumstances which imply that the information is to be kept confidential by the recipient or where the provider of the information has expressly imposed upon the recipient a duty to keep such information confidential;

information made available to the Executive or to which he has access in the course of his employment hereunder and which is either marked as confidential or its confidential nature is expressly drawn to the attention of the Executive or it is supplied to the Executive or maintained by the Company or any Group Company in such a way as to connote that it is confidential information.

18.2 The Executive undertakes at all times during the continuance of his employment hereunder to keep all Confidential Information secret except to the extent that disclosure is authorised by the Company and to use Confidential Information only for the purposes of the Company and any Group Company.

18.3 The Executive undertakes at all times after the termination of his employment hereunder for any reason whatsoever to keep Confidential Information secret and not to use any Confidential Information obtained by the Executive during the course of his employment hereunder.

19. Reasonableness of Restrictions

The parties agree that they consider that the restrictions contained in Clauses 16, 17 and 18 are no greater than is reasonable and necessary for the protection of the interest of the Company and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable

20. Misrepresentation

The Executive shall not at any time after the termination for any reason whatsoever of his employment under this Agreement represent himself as being in any way connected with or interested in the business of the Company or any Group Company (other than as a shareholder in the Company)

21. Disciplinary Rules and Grievance Procedure

21.1 The Executive shall at all times during the continuance of his employment under this Agreement carry out and perform his duties hereunder in accordance with the high standards or conduct and efficiency which may reasonably be expected from a person occupying his senior position in the Company and shall familiarise himself with any disciplinary rules of the Company which are applicable to him

21.2 In the event of the Executive wishing to seek redress for any grievance relating to his employment under this Agreement or being dissatisfied with any disciplinary decisions concerning him he should first discuss the matter with the Chairman of the Company or a Non-Executive Director.

21.3 If the grievance or dissatisfaction is not then settled the Executive should lay his grievance or dissatisfaction before the Board in writing who will afford the Executive the opportunity of a full and fair hearing and the decision of the Board on such grievance or dissatisfaction shall be final

22. Rights and Obligations after Notice

22.1 On the service of notice for any reason to terminate the employment of the Executive (whether by the Company or the Executive) the Company shall be entitled to pay to the Executive his remuneration (at the rate then current) and to provide him with his other benefits due hereunder for the unexpired portion of the duration of his appointment or entitlement to notice as may be the case and to require the Executive not to undertake any work for the Company or to be involved at his home address in such projects as may be notified to the Executive by the Board during such unexpired portion or entitlement

22.2 In the vent of the Company exercising its entitlement under Clause 22.1 the provisions of Clause 15 shall apply as if the date of service of notice was the termination date

22.3 Without prejudice to the other provisions of this Agreement and the Company's rights at common law the Executive shall not without the written consent of the Board during such unexpired portion of entitlement to notice carry on be engaged or otherwise concerned in any business where he is likely to disclose or make use of confidential information or trade secrets belonging to the Company or any Group Company and which the Executive obtained as a result of his employment with the Company or any Group Company

22.4 The Company may deduct from any remuneration paid pursuant to Clause 22.1 an amount in respect of notional income tax and national insurance contributions

23. Commencement of Employment

The Executive's employment with the Company or a Group Company commenced on 15th August 1977 and no employment with any previous employer counts as part of the Executive's continuous employment

24. Notices

24.1 Any notice to be served under this Agreement shall be in writing and shall be duly served hereunder if in the case of the Company it is handed to a Director of the company (other than the Executive) or sent by Registered Post to the Company at its registered office for the time being and if in the case of the Executive it is handed to him or sent by Registered Post to him at his address specified in this Agreement or such other address as he may notify to the Company

24.2 Any such notice sent by post shall be deemed served 24 hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post

25. Interpretation

The headings which appear in this Agreement have been inserted for information only and shall not be construed as limiting in any way the provisions of any of the Clauses of this Agreement.

26. Other Agreements

This Agreement supersedes all previous arrangements and agreements (if any) relating to the employment of the Executive (which shall be deemed to have been terminated by mutual consent) and the Executive acknowledges that he is not entering into this Agreement in reliance on any representation not expressly set out herein

27. Governing Law

This Agreement shall be governed and construed under English Law and each of the parties hereto submits to the jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

IN WITNESS whereof this Agreement has been executed as a Deed by or on behalf of the parties hereto the day and year first before written

SIGNED AND DELIVERED as a Deed)	/s/ Graham M. Pitman
by the Executive in the presence of:- )	Graham M. Pitman

Witness:	/s/ C. Pritchard
C. Pritchard
Address:	28 Mannock Way, Woodley, Berks.

EXECUTED AND DELIVERED as a )
Deed on behalf of the Company by )

Director	/s/ D. Owen
D. Owen